EXHIBIT 23.17

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Robin J. Young, P. Geo., of Western Services Engineering Inc., hereby consent to the use of my name in connection with the reference to the mineral resource estimate for the Suyai Project as at December 31, 2013 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

WESTERN SERVICES ENGINEERING INC.

By:	/s/ Robin J. Young
Name:	Robin J. Young
Title:	P. Geo.

October 6, 2014